Exhibit 99.1

Evergreen Energy Statement Regarding NYSE Arca
Listing Standards

Stock Continues Trading Under Symbol EEE.BC

DENVER, October 8, 2009— Evergreen Energy Inc. (NYSE Arca: EEE) was notified by the New York Stock Exchange Arca Inc. (NYSE Arca) on Friday, October 2, 2009 that it was not in compliance with the NYSE Arca’s continued listing standard for minimum share price under Rule 5.5(b)(2) of the NYSE Arca Equities Rules. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30-day trading period.
Evergreen is exploring alternatives for curing this deficiency and restoring compliance with the continued listing standards. The company’s common stock will remain listed on the NYSE Arca exchange under the symbol “EEE,” but will be assigned a “.BC” indicator by the NYSE Arca to show that the company is currently out of compliance with the NYSE Arca’s continued listing standards.
As required by Rule 5.5(b) of the NYSE Arca Equities Rules, Evergreen is required to notify formally the NYSE Arca within 10 business days from receipt of the notice of its intent to cure this deficiency and provide commentary on its ability to cure the deficiency and of the specific steps it is planning to take to regain compliance. Evergreen has six months from the notification date to comply with the NYSE Arca minimum share price standard. If it is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE Arca.
About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of

Evergreen Listing Statement
October 8, 2009 – Page 2

industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. and C-Lock Technology Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and develop the C-Lock Technology may be adversely impacted by the inability to sell Buckeye, raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Analyst and Investors:
Jimmac Lofton
VP Corporate Development
303-293-2992
jlofton@evgenergy.com

or

Kirsten Chapman/Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com